Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Steven M. Goldschein
516 608-7000

SYSTEMAX REPORTS THIRD QUARTER 2006 RESULTS
NET INCOME INCREASES TO $.33 vs. $.11 PER DILUTED SHARE

Third Quarter Highlights:

-- Quarterly sales: $575 million, up 18%, North America up 21%
-- Net income: Triples to $12.5 million
-- Operating income: Up 139%
-- Trailing 12 month operating income: $69.1 million vs. $22.2 million last year
-- Diluted earnings per share: Up threefold
-- Internet sales: Up 30%

PORT WASHINGTON, NY, December 19, 2006 — Systemax Inc. (NYSE:SYX), a leading distributor and manufacturer of PC hardware, related computer products and industrial products in North America and Europe, today announced results for the third quarter and nine months ended September 30, 2006.

Net sales for the quarter increased 18% to $575.0 million compared to $488.5 million in the same quarter last year. North American sales increased 21% to $395.5 million compared to the same period a year ago. In Europe sales totaled $179.5 million, an increase of 11% over last year. Income from operations more than doubled to $19.2 million compared to $8.0 million in the third quarter last year. Net income increased 221% to $12.5 million or $.33 per diluted share compared to $3.9 million or $.11 per diluted share in the third quarter last year.

For the nine months ended September 30, 2006, net sales increased 11% to $1.697 billion from $1.533 billion during the same period last year. Income from operations more than tripled to $50.6 million compared to $16.3 million in the same period last year. Net income increased 362% to $37.1 million or $.99 per diluted share compared to $8.0 million or $.22 per diluted share a year-ago. Results for 2006 include an after tax gain of $4.3 million or $.11 per diluted share from the sale of a warehouse facility in the first quarter of 2006. Excluding this gain, net income would have been $32.8 million or $.87 per diluted share compared to $8.0 million or $.22 per diluted share in the same period last year.

Richard Leeds, Chairman and Chief Executive Officer said, “I am extremely pleased with our third quarter results, highlighted by our 18% sales increase. Our internet sales continued their growth pattern accounting for 34% of total sales. Internet sales are the most efficient way to serve our customers and have contributed to our increased operating profit without significant additional costs. It is significant to note that our trailing twelve-month income from operations more than tripled to $69.1 million compared to $22.2 million during a comparable period a year-ago (See GAAP reconciliation table).”

Gilbert Fiorentino, CEO of Tiger Direct noted, “The sales growth of North American computer products during the third quarter of 2006 was due in large part to the strength of our e-commerce efforts and also reflects the success of our strategy of expanding product offerings. European sales increased 11% compared to the year-ago quarter with increases being achieved in all our markets. Industrial products sales were also strong, increasing 15% during the quarter.”

Steven Goldschein, Chief Financial Officer, noted that the Company’s overall financial condition remains solid as evidenced by its strong cash position and short-term borrowings only in certain European operations. Mr. Goldschein noted, “Our efforts to improve the timeliness and accuracy of our financial reporting both by adding personnel and strengthening our systems and procedures are continuing. We expect to report our full year 2006 results on time at the end of March 2007.”

Systemax Inc. (www.systemax.com) utilizes an integrated system of branded e-commerce web sites, direct mail catalogs and relationship marketers to sell PC hardware, related computer products and industrial products in North America and Europe. Systemax is a Fortune 1000 company.

SYSTEMAX INC.
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

                                                         Nine Months Ended                  Three Months Ended
                                                           September 30,                      September 30,
                                                           -------------                      -------------
                                                             2006             2005              2006             2005
                                                             ----             ----              ----             ----
Net sales                                              $1,697,191       $1,532,552          $575,041         $488,502
Cost of sales                                           1,437,544        1,310,932           483,527          418,022
                                                  ----------------   --------------  ----------------  ---------------
Gross profit                                              259,647          221,620            91,514           70,480
Selling, general and administrative expenses              209,030          201,806            72,349           62,025
Restructuring and other charges                                              3,494                                442
                                                  ----------------   --------------  ----------------  ---------------
Income from operations                                     50,617           16,320            19,165            8,013
Interest and other (income) expense, net                  (7,111)            2,352             (343)            1,276
                                                  ----------------   --------------  ----------------  ---------------
Income before income taxes                                 57,728           13,968            19,508            6,737
Provision for income taxes                                 20,614            5,933             7,057            2,862
                                                  ----------------   --------------  ----------------  ---------------
Net income                                                $37,114           $8,035           $12,451           $3,875
                                                  ================   ==============  ================  ===============

Net income per common share:
Basic                                                       $1.06             $.23              $.36             $.11
                                                  ================   ==============  ================  ===============
Diluted                                                      $.99             $.22              $.33             $.11
                                                  ================   ==============  ================  ===============

Weighted average common and common equivalent shares:
Basic                                                      34,887           34,619            35,054           34,695
                                                  ================   ==============  ================  ===============
Diluted                                                    37,666           36,479            37,967           36,552
                                                  ================   ==============  ================  ===============

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)

                                                                          As of               As of
                                                                   September 30, 2006   December 31, 2005
                                                                   ------------------   -----------------
CURRENT ASSETS:
Cash and cash equivalents                                                      $70,477            $70,925
Accounts receivable, net                                                       152,258            143,001
Inventories                                                                    206,610            189,502
Prepaid expenses and other current assets                                       34,511             27,704
                                                                   -------------------- ------------------
Total Current Assets                                                           463,856            431,132
Property, plant and equipment, net                                              47,392             57,259
Deferred income taxes and other assets                                          16,507             16,153
                                                                   -------------------- ------------------
TOTAL                                                                         $527,755           $504,544
                                                                   ==================== ==================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings including current portions of long-term debt             $16,011            $26,773
Accounts payable and accrued expenses                                          230,544            234,555
                                                                   -------------------- ------------------
Total Current Liabilities                                                      246,555            261,328
Long-term debt                                                                     539              8,028
Other liabilities                                                                3,629              2,346

Shareholders' equity                                                           277,032            232,842
                                                                   -------------------- ------------------
TOTAL                                                                         $527,755           $504,544
                                                                   ==================== ==================

Systemax Inc.
Reconciliation of GAAP operating income to trailing twelve-month operating income
(In thousands)
(Unaudited)

                                   Nine Months ended            Nine Months ended
                                   September 30, 2006           September 30, 2005
                                   ------------------           ------------------

Income from operations                 $50,617                            $16,320

Prior year fourth quarter

   income from operations               18,489                              5,916

Trailing twelve-month

   income from operations               $69,106                            $22,236

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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